Exhibit 99.1

Bush Hog, LLC

Report of Independent Auditors

To the Members of

Bush Hog, LLC:

In our opinion, the accompanying balance sheets and the related statements of operations, changes in members’ capital, and cash flows, present fairly, in all material respects, the financial position of Bush Hog, LLC (a Delaware Limited Liability Company) at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

 /s/

PricewaterhouseCoopers LLP

Chicago, Illinois

July 8, 2009, except for certain information

in Notes 1 and 13, as to which the date is

October 22, 2009

Bush Hog, LLC
Balance Sheets
December 31, 2008 and 2007

(in thousands of dollars)	2008	2007
Assets
Current assets
Cash and cash equivalents	$617	$1,127
Receivables
Trade, less allowance for uncollectible accounts of
$931 and $698 in 2008 and 2007, respectively	66,482	72,239
Other	5,050	2,037
Inventories	34,432	34,579
Prepaid expenses	376	652
Total current assets	106,957	110,634
Property, plant and equipment, net	28,348	30,385
Total assets	$135,305	$141,019
Liabilities and Members' Capital
Current liabilities
Related party demand line of credit	$36,125	$52,475
Book overdraft	-	1,425
Current portion of related party debt	2,010	2,010
Current portion of capital lease obligations - equipment	137	86
Accounts payable	16,438	16,771
Accrued expenses	9,469	9,106
Restructuring reserves	12,519	-
Accrued product liability claims	5,013	-
Total current liabilities	81,711	81,873
Long-term liabilities
Related party debt, net of current portion	8,040	10,050
Capital lease obligations - equipment, net of current portion	158	186
Insurance reserves	9,188	8,605
Other long-term liabilities	40	62
Total long-term liabilities	17,426	18,903
Total liabilities	99,137	100,776
Members' capital	36,168	40,243
Total liabilities and members' capital	$135,305	$141,019

The accompanying notes are an integral part of these financial statements.

Bush Hog, LLC
Statements of Operations
Years Ended December 31, 2008, 2007 and 2006

(in thousands of dollars)	2008	2007	2006
Net sales	$160,095	$169,588	$169,242
Cost of sales	175,539	165,620	157,435
Gross (loss) profit	(15,444)	3,968	11,807
Operating expenses
Selling expenses	14,713	14,053	13,687
General and administrative expenses	12,486	11,150	10,441
Restructuring costs	19,261	-	1,764
(Gain) on sale of property and equipment	(1)	(703)	(317)
Total operating expenses	46,459	24,500	25,575
Loss from operations	(61,903)	(20,532)	(13,768)
Other income (expense)
Interest income	252	262	269
Interest expense	(2,475)	(4,966)	(4,248)
Other, net	51	65	70
Total other expense	(2,172)	(4,639)	(3,909)
Net loss	$(64,075)	$(25,171)	$(17,677)

The accompanying notes are an integral part of these financial statements.

Bush Hog, LLC
Statements of Changes in Member's Capital
Years Ended December 31, 2008, 2007 and 2006

(in thousands of dollars)
Balance, December 31, 2005	$83,091
Net loss	(17,677)
Balance, December 31, 2006	65,414
Net loss	(25,171)
Balance, December 31, 2007	40,243
Members' contribution	60,000
Net loss	(64,075)
Balance, December 31, 2008	$36,168

The accompanying notes are an integral part of these financial statements.

Bush Hog, LLC
Statements of Cash Flows
Years Ended December 31, 2008, 2007 and 2006

(in thousands of dollars)	2008	2007	2006
Cash flows from operating activities
Net loss	$(64,075)	$(25,171)	$(17,677)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities
Depreciation and amortization	6,921	6,006	6,991
(Gain) on sale of property and equipment	(1)	(703)	(317)
Impairment of long-lived assets	2,330	-	1,764
Changes in operating assets and liabilities
(Increase) decrease in receivables	2,744	7,413	1,103
(Increase) decrease in inventories	147	9,425	(2,760)
(Increase) decrease in prepaid expenses	276	(32)	196
Increase (decrease) in accounts payable	(333)	382	4,370
Increase (decrease) in book overdraft	(1,425)	1,425	(311)
Increase (decrease) in accrued expenses and other
long-term liabilities	5,937	1,271	(1,412)
Increase (decrease) in restructuring reserves	12,519	-	-
Net cash provided by (used in) operating activities	(34,960)	16	(8,053)
Cash flows from investing activities
Purchases of property and equipment	(7,101)	(6,370)	(5,979)
Proceeds from sales of property and equipment	1	1,095	332
Net cash used in investing activities	(7,100)	(5,275)	(5,647)
Cash flows from financing activities
(Payments) borrowings on related party demand line of credit, net	(16,350)	7,100	16,225
Payments on related party debt	(2,010)	(2,010)	(2,010)
Payments on capital lease obligations, equipment	(90)	(81)	(278)
Members' contribution	60,000	-	-
Net cash provided by financing activities	41,550	5,009	13,937
Net increase (decrease) in cash and cash equivalents	(510)	(250)	237
Cash and cash equivalents
Beginning of year	1,127	1,377	1,140
End of year	$617	$1,127	$1,377
Supplemental disclosure of cash flow information
Cash paid for interest	$2,475	$4,966	$4,248
Supplemental disclosure of noncash activities
Capital lease equipment acquired	114	-	-
Noncash acquisition of property and equipment	-	1,060	-

The accompanying notes are an integral part of these financial statements.

Bush Hog, LLC

Notes to Financial Statements

1.         Description of Business

Bush Hog, LLC (the “Company”), a Delaware limited liability company, was organized on March 7, 2000, and commenced operations on that date.  Bush Hog Investors, LLC (“Investors”) and Henry Crown and Company, d/b/a CC Industries, Inc. (“CCI”) own 80.1% and 19.9% of the Company, respectively.  CCI is the Manager of the Company.  The Company is engaged in the manufacturing and distribution of farm implements and machinery including rotary cutters, tractor-mounted loaders, zero-turn mowers, finishing mowers, backhoes and utility vehicles.  The Company has a diverse customer base located primarily in the United States and Canada.

During January 2009, financial advisors were retained to explore options related to the possible sale of the Company.  As discussed in Note 13, Subsequent Events, two separate transactions were concluded resulting in the sale of substantially all of the Company.

2.         Summary of Significant Accounting Policies

Cash and Cash Equivalents

For purposes of reporting cash and cash equivalents, the Company considers all highly liquid investments having original maturities of three months or less to be cash equivalents.  Included for the periods ended December 31, 2008 and 2007, is a $1.0 million certificate of deposit related to bank processing of automated clearing house (ACH) debits for direct deposit payrolls.

Other Receivables

Included in other receivables for the period ended December 31, 2007 is an advance to a supplier for inventory purchases.

Inventories

Inventories are stated at lower of cost or market.  The Company's inventories are determined on the last-in, first-out ("LIFO") method.

Property, Plant and Equipment

Property, plant and equipment are stated at cost.  Expenditures for the maintenance and repair of property, plant and equipment are charged to expense as incurred.  Expenditures for major replacement or betterment are capitalized.  Capital lease equipment is recorded at the present value of the minimum lease obligation.

Depreciation of the original cost of plant and equipment is charged to expense over the estimated useful lives of such assets using the straight-line method.  Estimated useful lives are 15 to 39 years for buildings and improvements and 3 to 12 years for machinery and equipment.  Equipment under capital leases is depreciated over the lesser of the lease term or the life of the asset.

Long-Lived Assets

Long-lived assets consist of property, plant and equipment.  The Company continually evaluates whether circumstances have occurred that indicate the remaining estimated useful life of its long-lived assets may warrant revision or that the remaining balance of such assets may not be recoverable.  When factors indicate that such assets should be evaluated for possible impairment, the Company uses an estimate of the undiscounted cash flows over the remaining life of the asset in measuring whether the asset is recoverable.

Bush Hog, LLC

Notes to Financial Statements

In the event impairment exists, an impairment charge would be recorded as the amount by which the carrying value of the asset or asset group exceeds the fair value.  During 2008, the Company performed an impairment test for the Alabama and Tennessee asset groups and determined no impairment was necessary (except as discussed in Note 12) as the fair value determined by reference to estimated selling values of similar assets in similar condition were in excess of the carrying value of the asset groups.

Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”), which provides a framework for measuring fair value under accounting standards generally accepted in the United States.  In February, 2008, the Financial Accounting Standards Board (FASB) deferred the effective date of SFAS 157 for non–financial assets and liabilities until fiscal years beginning after November 15, 2008 (January 1, 2009 for the Company).  The remaining provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company).  There was no impact to the financial statements as a result of adoption.

The Company also adopted SFAS No. 159, the Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”) on January 1, 2008.  SFAS 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-for-contract basis.  The Company elected not to adopt the fair value option for financial instruments on the adoption date.

The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate their fair value because of the short-term maturities of these instruments.  All Company borrowings are currently with related parties and the terms of which make it impracticable to estimate the fair value.

Research and Development

Costs associated with research and development are expensed as incurred and amounted to $4.9 million, $5.9 million and $4.9 million for the years ended December 31, 2008, 2007 and 2006, respectively, and are included in cost of sales.

Insurance Liabilities

The Company is insured through commercial policies which are shared by Henry Crown and Company affiliated businesses and name Bush Hog as an insured.  These policies are managed by CCI’s Risk Management Department.  Commercial general liability, products liability and business automobile liability are provided under deductible programs.  Workers’ compensation is self-insured for the Alabama location while the Tennessee location is insured under a CCI deductible policy.  Catastrophic liability insurance is purchased in excess of CCI’s primary coverage.  Provisions for workers’ compensation and products liability losses under the CCI insurance program are recorded by the Company, based upon an actuarial estimate of the ultimate liability for claims incurred, provided by CCI’s insurance vendor.

Product Warranties

The Company provides customers with warranties for various periods primarily covering defects in material and workmanship.  The Company has established an accrual for anticipated future warranty costs based upon historical claim experience, forecasted retail sales, the level of paid dealer inventories and known warranty issues.

Bush Hog, LLC

Notes to Financial Statements

Income Taxes

The Company is a limited liability company, whereby income of the Company is allocated to its members for inclusion in their respective tax returns.  Accordingly, no liability or provision for Federal income taxes and deferred income taxes attributable to the Company’s operations are included in the accompanying financial statements.  However, the Company is subject to various state and local taxes arising from operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions.  These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  In addition, they affect the reported amounts of expenses during the reporting period.  These estimates and assumptions include judgments as to customer allowances, net realizable value of inventory, asset impairments, insurance liabilities, contract termination costs and product warranties.  Actual results could differ from these estimates and assumptions.

Revenue Recognition and Receivables

Sales are recognized upon delivery of product.  Provisions for discounts to customers and returns and other adjustments are recorded as a reduction of sales at the time sales are recorded.  Consistent with industry practices, the Company offers preseason early-order programs whereby customers may order and take delivery of products prior to the spring and summer selling season.  Products sold under preseason programs are shipped beginning in the late summer, carry various cash discounts in conjunction with delayed payment terms, and have no right of return.  Revenue on sales is recorded net of anticipated discounts.

With the exception of receivables associated with service parts, such receivables are generally not collected until the earlier of the date dealer sells the related piece of equipment to a retail customer or the receivable due date occurs.  The Company generally maintains a security interest in the equipment related to such dealer receivables to minimize the risk of loss.  The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when incurred, have been within the range of management expectations.  These allowances are established based upon current and historical information and aging of the accounts.  Provisions for sales incentives and other sales-related expenses are recorded at the time of the sale.

Shipping and handling fees received are classified as revenue in the statements of operations.  Costs related to shipping and handling are included in cost of sales.

Concentration of Credit Risk

Concentration of credit risk is limited to trade accounts receivable and is subject to the financial conditions of certain major customers.  The Company maintains a security interest in equipment sold to the majority of its customers.  The Company also conducts periodic inventory audits and reviews of its customers’ financial condition to minimize collection risks on trade accounts receivable.

Reclassifications

Certain accounts in 2006 have been reclassified to be consistent with the 2008 and 2007 presentation.

Bush Hog, LLC

Notes to Financial Statements

3.         Inventories

Inventories as of December 31 are as follows:

(in thousands of dollars)	2008	2007
Raw materials	$15,113	$14,230
Work in process	3,379	4,203
Finished goods	30,323	23,827
FIFO inventories	48,815	42,260
LIFO reserves	(14,383)	(7,681)
LIFO inventories	$34,432	$34,579

During 2008, 2007 and 2006, inventory quantities were reduced.  These reductions resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of current year purchases, the effect of which decreased cost of sales and reduced the net loss by approximately $430 thousand, $240 thousand, and $49 thousand in 2008, 2007 and 2006, respectively.

4.         Property, Plant and Equipment

Property, plant and equipment as of December 31 are as follows:

(in thousands of dollars)	2008	2007
Land and improvements	$2,514	$2,193
Building and improvements	14,729	13,330
Machinery, equipment and furniture	52,907	43,876
Transportation equipment	3,865	3,963
Capital lease equipment	588	474
Construction in progress	513	8,501
Property, plant and equipment	75,116	72,337
Less: Accumulated depreciation	46,768	41,952
Property, plant and equipment, net	$28,348	$30,385

The capital lease equipment is primarily truck tractors utilized for delivering customer purchases and backhauling certain supplies.

In December 2006, the Company’s Board of Advisors authorized an $11.2 million project to reorganize manufacturing operations at the Alabama facilities.  As a result, the year-end 2006 carrying values of certain buildings were no longer recoverable from future cash flows and their book value exceeded their fair value, which was determined based on a comparable sale.  The Company recorded a noncash impairment charge of approximately $1.8 million to adjust the carrying value of these long-lived assets to fair value.  The project began in early 2007 and was completed during 2008.  See Note 12 for discussion on 2008 impairment related to restructuring costs.

Bush Hog, LLC

Notes to Financial Statements

5.          Retirement Benefits

The Company’s eligible employees participate in a defined contribution plan.  The plan includes a 401(k) plan with a Company match.  Additionally, for all participants active during the plan year, whether or not they contributed to the plan, a supplemental contribution is made by the Company equal to 3% of compensation.  Finally, a special additional contribution is made for a grandfathered group of active participants who are salaried employees that attained age 40 with 10 years of service by December 31, 2000 and who were employed on the last day of the plan year.  Certain key management personnel are provided other supplemental benefits through nonqualified plans.  The Company’s contributions approximated $2.1 million, $2.2 million and $2.4 million in 2008, 2007 and 2006, respectively.

6.         Product Warranties

Liabilities for product warranties included in accrued expenses as of December 31 are as follows:

(in thousands of dollars)	2008	2007
Beginning balance	$1,106	$1,184
Accruals for warranties - current	1,215	1,500
Settlements made during the period	(868)	(1,578)
Ending balance	$1,453	$1,106

7.         Related Party Line of Credit

During 2008 and 2007, the Company maintained a $40 million and $60 million, respectively, demand line of credit with a related party with interest payable at LIBOR plus 235 basis points (4.26% at December 31, 2008).  Maximum borrowings in 2008 under the demand line of credit were $59.3 million.  At December 31, 2008, $36.1 million was borrowed against the line.  In February 2009, the Investors and CCI made an additional capital contribution of $45.4 million.  Borrowings under the line at that date, $36.9 million, were repaid and the line of credit was terminated.  In July 2009, the Company entered into a new line of credit agreement with a related party that expires in August 2010.  Availability under the new line is $25 million and interest is payable at the Thirty Day LIBOR Rate plus 235 basis points.

8.         Related Party Debt

The Company is a party to a thirteen-year lease with The Industrial Development Board of Washington County, Tennessee (the “Board”) for the construction of a new manufacturing facility in Jonesborough, Tennessee.

Under the terms of the agreement, the Board funded the cost of the facility through the issuance of revenue bonds up to a maximum of $25 million.  The bonds have been purchased by a related party and a total of $20.1 million was funded.  The lease agreement further provides for lease payments to be made directly to the bondholders.  Accordingly, the obligation has been recorded as related party debt on the balance sheet.

Bush Hog, LLC

Notes to Financial Statements

The Company makes quarterly interest payments based on a variable rate and makes principal payments in December which will continue through the maturity date of 2013.  The interest rate in 2008 ranged from 5.00% to 7.13% based on the LIBOR rate plus a predetermined spread.  The interest rate at December 31, 2008 is 6.06%

At December 31, 2008, future maturities of related party debt obligations are as follows:

(in thousands of dollars)
Year ending December 31,
2009	$2,010
2010	2,010
2011	2,010
2012	2,010
2013	2,010
Total	$10,050

9.          Leases

Operating

The Company leased trailers and warehouse space during 2008 and has leases for office equipment.  Rent expense was $498 thousand, $606 thousand and $692 thousand for the years ended December 31, 2008, 2007 and 2006, respectively.

Capital

For capital lease equipment, the following are the minimum lease payments that will be made in each of the years indicated based on the capital leases in effect as of December 31, 2008:

(in thousands of dollars)
Year ending December 31,
2009	$147
2010	160
Total minimum lease payments	307
Amount representing interest	12
Present value of minimum lease payments	$295

Accumulated amortization related to assets under capital leases was $305 thousand and $218 thousand for the years ended December 31, 2008 and 2007, respectively.

Bush Hog, LLC

Notes to Financial Statements

10.       Contingencies

The Company is a party to various legal proceedings and potential claims that arise in the ordinary course of business.  In the opinion of the Company’s management, the amount of any ultimate liability will not have a material adverse effect on the Company’s financial position or results of its operations.

The Company’s policy is to record estimated product liability claims and insurance receivables for claims in excess of their deductible, in accordance with Financial Accounting Standards Board Interpretation No. 39.  Historically these claims estimates have not been significant.  As of December 31, 2008, the Company accrued approximately $5 million for such claims and recorded an insurance receivable for the same amount, which is included in other receivables in the accompanying 2008 balance sheet.  Subsequent to year end the Company settled one of the outstanding claims for $4.1 million.  The total amount of the settlement, net of the deductible was paid by the insurance carrier in June 2009.

11.       Related Party Transactions

CCI

The Company pays a management fee of $1.3 million annually to CCI in connection with its role as manager of the Company.  In addition, the Company reimburses CCI for expenditures incurred on behalf of the Company.  The management fee is included in general and administrative expenses.  Included in accounts payable was $313 thousand due to CCI at December 31, 2008 and 2007.

Line of Credit

The Company maintained a line of credit totaling $40.0 million and $60 million with a related party as of December 31, 2008 and 2007, respectively.  Interest paid to the related party for 2008, 2007 and 2006 was $1.7 million, $3.9 million and $3.0 million, respectively.

Debt

The Company has debt totaling $10.1 million and $12.1 million with a related party as of December 31, 2008 and 2007, respectively.  Interest paid to the related party for 2008, 2007 and 2006 was $0.7 million, $1.1 million and $1.2 million, respectively.

Equipment

The Company leases truck tractors from a related party.  Lease payments totaled $88 thousand, $206 thousand and $203 thousand for 2008, 2007 and 2006, respectively.  In addition, the Company purchased trailer equipment totaling $45 thousand and $63 thousand in 2007 and 2006, respectively.

12.       Restructuring Costs

In 2008, the Company recorded restructuring costs of approximately $19.3 million.  The details of these 2008 restructuring actions are listed in the chart below:

Workforce Reductions

In 2008, the Company determined the need to reduce employment levels at both the Alabama and Tennessee locations and as a result recorded a restructuring charge of approximately $3.0 million for severance costs.

Bush Hog, LLC

Notes to Financial Statements

Utility Vehicle Product Line Discontinuance

In 2008, the Company approved a plan to discontinue the utility vehicle product line and recorded restructuring costs of approximately $16.3 million.  Included in the restructuring costs are $2.4 million in contract-related termination costs with a supplier, $9.1 million for an unfavorable purchase commitment and $4.8 million of asset impairments associated with machinery, equipment, tooling, software and inventory writedowns.

		Asset	Contract
		Impairments	Termination
	Severance	and Inventory	and Other
(in thousands of dollars)	Costs	Writedowns	Exit Costs	Total
Restructuring costs	$2,952	$4,834	$11,475	$19,261
Amounts utilized	(305)	(4,834)	(420)	(5,559)
Restructuring balances December 31, 2008	$2,647	$-	$11,055	$13,702

The restructuring reserves are expected to be utilized in the next twelve months, of which $1.2 million is included in accounts receivable and $12.5 million in restructuring reserves in the accompanying balance sheets.

13.       Subsequent Events

On June 5, 2009, the Company entered into an agreement with a third party to sell certain equipment and inventory related to the loader product line for $2.2 million, which approximates book value.  This transaction closed on August 17, 2009.  Concurrently, the Company entered into a sub-lease agreement with this same third party for the Company's Tennessee facility and paint-line equipment located in Tennessee.  The Company and this third party also entered into a separate loader supply agreement.

On  October 22, 2009, a publicly traded third party acquired the majority of the remaining assets and certain liabilities of the Company in exchange for 1.7 million shares of its common stock.